UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2023

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Items.

On July 25, 2023, Phunware, Inc. (the “Company,” "we," "us," or "our") filed a lawsuit against UBS Securities, LLC alleging repeated manipulation of the Company’s stock over a two-year period. Specifically, we have alleged that UBS engaged in a deceptive market manipulation tactic known as spoofing, in which UBS placed huge quantities of sell orders to fool the market into devaluing the Company's stock so that it could then buy the Company's stock at a lower price. UBS then immediately cancelled the sell orders, so it could reap profits at the expense of the Company and our investors. As a consequence, UBS artificially and negatively impacted the price of our stock in the market, causing the Company to suffer significant losses when we sold shares at the manipulated and devalued prices.

The Company is supplementing the risk factors described under “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) with the additional risk factor set forth below. This supplemental risk factor should be read in conjunction with the other risk factors described in the Form 10-K, which have been heightened by this additional risk factor.

Supplemental Risk Factor

Our Stock May Be Manipulated

We are concerned there may be ongoing manipulation of the market for our stock. We have filed a lawsuit alleging that UBS Securities, LLC has engaged in a deceptive market manipulation tactic known as spoofing that caused a devaluation of our stock resulting in the Company sustaining losses as we sold at depressed prices. In the event that UBS or other market participants engage in spoofing or other manipulative conduct the price of our stock may be negatively impacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2023	Phunware, Inc.

	By:	/s/ Troy Reisner
Troy Reisner Chief Financial Officer